Exhibit 99.1

Indalex Announces Third Quarter 2008 Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--November 13, 2008--Indalex Holdings Finance, Inc. (Indalex or the Company) announced results for the three months ended September 28, 2008.

For the three months ended September 28, 2008, Adjusted EBITDA decreased by $4.3 million, to $6.4 million, compared to $10.7 million for the three months ended September 30, 2007. The decline was the result of a 17% reduction in extrusion shipment volume and higher unit freight costs, partially offset by lower fixed manufacturing costs, lower selling, general and administrative costs and lower unit labor costs during the three months ended September 28, 2008.

For the nine months ended September 28, 2008, Adjusted EBITDA decreased by $21.7 million, to $13.9 million, compared to $35.6 million for the nine months ended September 30, 2007. The decline was the result of a 14% reduction in extrusion shipment volume, a reduction of $5.9 million in dividends received from AAG, restructuring expenses of $7.2 million, of which $4.5 million was related to the closure of the Company’s Girard, Ohio, Niles, Ohio and Modesto, California plants, operating losses of $4.6 million at the Company’s Girard, Ohio, Niles, Ohio and Modesto, California plants which are now closed, and higher unit freight costs, partially offset by lower fixed manufacturing costs and a $3.3 million reduction in selling, general and administrative costs during the nine months ended September 28, 2008. Adjusted EBITDA for the nine months ended September 30, 2007 included dividends of $5.9 million received by the Company from AAG.

Timothy R.J. Stubbs, President and Chief Executive Officer, said: “Market conditions continue to be difficult as we experience volume declines as a result of weak extrusion demand, as evidenced by the $1.0 million decline in Adjusted EBITDA from the second quarter of 2008, driven by a 12% drop in volume from last quarter. In recent weeks, we have reduced fixed headcount by 20%, and intend to continue to focus on cost reductions, reducing capital expenditures and improving our liquidity position. We are pleased that an affiliate of Sun Capital Partners has agreed to an incremental term loan of $15.0 million, which we expect to receive by the end of this month.”

On May 21, 2008, the Company entered into an amended and restated credit agreement (the Amended Credit Agreement), pursuant to which the lenders party thereto consented to various amendments to the Company’s existing credit agreement, and a $15.0 million non-amortizing term loan (the Initial Term Loan) made by Sun Indalex Finance, LLC, an affiliate of the equity sponsor of the Company. The net cash proceeds of $14.0 million from the term loan were used to reduce borrowings under the Company’s revolving credit facility. Pursuant to the terms of the Amended Credit Agreement, the Company gave notice on November 11, 2008 of its intent to borrow an incremental $15.0 million term loan (the Incremental Term Loan) from Sun Indalex Finance, LLC, an affiliate of the Company’s equity sponsor, on substantially the same terms as the Initial Term Loan. Sun Indalex Finance, LLC has agreed to the Incremental Term Loan, and the Company expects funding by the end of November 2008.

In June 2008, the Company completed sale-leaseback transactions with respect to the property at the Company’s City of Industry, California and Connersville, Indiana facilities, and a sale-leaseback transaction with respect to an extrusion press handling system at the Company’s Connersville, Indiana facility. As a result of these sale-leaseback transactions, Indalex received net cash proceeds of $23.9 million. Net cash proceeds from the sale-leaseback transactions were used to temporarily reduce borrowings under the Company’s revolving credit facility, and the Company intends to apply the proceeds as provided in the indenture governing Indalex Holding Corp.’s 11 ½ % Second-Priority Senior Secured Notes due 2014 (the “11 ½ % Notes”) to purchase non-working capital assets within one year. During the three months ended September 28, 2008, the Company spent approximately $6.3 million of these proceeds on capital expenditures. As of September 28, 2008, the Company had $99.0 million of borrowings under its revolving credit facility and $37.3 million of unused availability under its revolving credit facility.

For the three months ended September 28, 2008, Indalex generated $0.9 million of cash from operations, compared to cash from operations of $12.4 million for the three months ended September 30, 2007. The reduction in cash from operations was primarily due to smaller decreases in accounts receivable and inventories, and lower net income during the three months ended September 28, 2008 as compared to the three months ended September 30, 2007.

For the nine months ended September 28, 2008, Indalex used $48.5 million of cash in operations, compared to cash used in operations of $29.6 million for the nine months ended September 30, 2007. The higher use of cash in operations was primarily due to a higher increase in accounts receivable and lower net income, partially offset by a reduction in inventories and an increase in accounts payable during the nine months ended September 28, 2008 as compared to the nine months ended September 30, 2007. Cash from operations for the nine months ended September 30, 2007 included $5.9 million of dividends received from AAG.

For the three months ended September 28, 2008, net sales were $238.9 million, compared to $274.9 million for the three months ended September 30, 2007. Extrusion shipment volume fell 17% as a result of weak market demand, particularly in the Transportation and Residential Building and Construction end-user markets.

For the nine months ended September 28, 2008, net sales were $754.3 million, compared to $870.9 million for the nine months ended September 30, 2007. Extrusion shipment volume fell 14% as a result of weak market demand, particularly in the Transportation and Residential Building and Construction end-user markets.

For the three months ended September 28, 2008, the Company’s loss from operations was $5.9 million, compared to a loss from operations of $5.1 million for the three months ended September 30, 2007. The decrease was principally due to the reduction in volume and higher unit freight costs, partially offset by reductions in mark-to-market on derivatives and selling, general and administrative expenses, and lower unit labor costs.

For the nine months ended September 28, 2008, the Company’s loss from operations was $29.2 million, compared to a loss from operations of $7.6 million for the nine months ended September 30, 2007. The decline was the result of a 14% reduction in extrusion shipment volume, higher impairments on long-lived assets, restructuring expenses of $7.2 million, of which $4.5 million was related to the closure of the Company’s Girard, Ohio, Niles, Ohio and Modesto, California plants, operating losses of $4.6 million at the Company’s Girard, Ohio, Niles, Ohio and Modesto, California plants which are now closed, and higher unit freight costs, partially offset by decreases in mark-to-market expense on derivatives, fixed manufacturing costs, and selling, general and administrative costs, and lower unit labor costs.

For the three months ended September 28, 2008, the Company’s net loss was $16.3 million as compared to a net loss of $13.3 million for the three months ended September 30, 2007. For the three months ended September 28, 2008, net interest expense was $8.2 million as compared to $8.1 million for the three months ended September 30, 2007.

For the nine months ended September 28, 2008, the Company’s net loss was $49.2 million as compared to net income of $10.1 million for the nine months ended September 30, 2007. As a result of the sale of the Company’s investment in AAG in May 2007, the Company recorded a gain of $51.2 million during the nine months ended September 30, 2007. For the nine months ended September 28, 2008, net interest expense was $23.7 million as compared to $27.5 million for the nine months ended September 30, 2007. The decrease was due to lower interest expense on the 11 ½ % Notes, as a result of the repurchase of $71.9 million aggregate principal amount of the 11 ½ % Notes in June 2007. Net income for the nine months ended September 30, 2007 reflects equity income from AAG of $8.9 million.

Indalex Holdings Finance, Inc. has scheduled a conference call for Friday, November 14, at 9:30 a.m. ET (8:30 a.m. CT) to discuss financial results. The call-in number is 1-888-520-7019 (United States) or 1-706-679-5853 (outside the United States).

About Indalex Holdings Finance, Inc. and Indalex Holding Corp.

Indalex Holding Corp., a wholly owned subsidiary of Indalex Holdings Finance Inc., through its operating subsidiaries Indalex Inc. and Indalex Ltd., with headquarters in Lincolnshire, Illinois, is the second largest producer of soft alloy aluminum extrusion products in North America. The company’s aluminum extrusion products are widely used throughout industrial, commercial, and residential applications and are customized to meet specific end-user requirements.

The company’s North American network includes 11 extrusion facilities, 31 extrusion presses with circle sizes up to 14 inches, a variety of fabrication and close tolerance capabilities, two anodizing operations, two billet casting facilities, and six electrostatic paint lines, including powder coat capability.

For additional information, please visit www.indalex.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 200 companies worldwide with combined sales in excess of $40 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, as well as affiliates with offices in London, Tokyo, Shanghai, Shenzhen, Paris and Frankfurt. For more information, please visit: www.SunCapPart.com.

Forward-looking information

This release contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. Such items are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal important risk factors and uncertainties include, but are not limited to, changes in general economic conditions, aluminum and other material costs, labor costs, interest rates, and other adverse changes in general economic conditions, consumer confidence, competition, currency exchange rates as they affect the Company’s Canadian operations, environmental factors, unanticipated legal proceedings, and conditions in end user markets. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED BALANCE SHEETS
As of September 28, 2008 and December 31, 2007
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 28, 2008	December 31, 2007
	(Successor)	(Successor)
ASSETS
Current Assets:
Cash and cash equivalents	$2,250	$7,919
Accounts receivable, less allowance of $4,602 in 2008 and $3,862 in 2007	111,270	83,288
Receivable from suppliers	11,197	5,241
Refundable income taxes	820	-
Inventories	51,662	58,265
Prepaid expenses and other current assets	8,388	10,407
Assets held for sale	3,212	-
Deferred income taxes	6,921	5,434
Total current assets	195,720	170,554

Property, plant, and equipment, net	167,157	192,391
Other intangibles, net	57,800	64,306
Deferred financing costs	8,734	9,563
Other assets	3,240	2,604

Total assets	$432,651	$439,418

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$75,317	$69,125
Payable to affiliates	17	-
Income taxes payable	108	271
Accrued expenses and other current liabilities	30,641	35,206
Accrued interest	4,556	10,160
Capital lease obligation	1,366	1,563
Finance obligation	1,468	-
Revolver borrowings	98,965	67,500
Total current liabilities	212,438	183,825

Notes payable to affiliates	15,000	-
Other liabilities	39,963	40,767
Capital lease obligation	2,852	3,662
Finance obligation	4,040	-
Long-term debt	196,374	196,138
Deferred income taxes	1,654	6,191

Total liabilities	472,321	430,583

Commitments and contingencies

Stockholders' equity (deficit):
Common stock ($.001 par value per share). Authorized shares 2,900,000.
Issued and outstanding 1,000,114	1	1
Additional paid-in capital	35,607	35,124
Treasury stock, 90 shares at $111.11 per share	(10)	(10)
Accumulated deficit	(80,034)	(30,874)
Accumulated other comprehensive income	4,766	4,594

Total stockholders' equity (deficit)	(39,670)	8,835

Total liabilities and stockholders' equity (deficit)	$432,651	$439,418

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the periods January 1, 2008 through September 28, 2008 and January 1, 2007 through September 30, 2007
(Dollars in thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(Successor)	(Successor)	(Successor)	(Successor)

Net sales	$238,878	$274,902	$754,332	$870,930

Costs and expenses:
Cost of sales	229,104	256,496	724,554	820,324
Selling, general, and administrative	9,849	12,522	36,136	39,450
Management fees to affiliates	250	250	749	819
Amortization of intangible assets	2,111	2,565	6,506	7,694
Other (income) expense	(1,002)	1,249	(1,384)	1,896
Restructuring charges	652	397	7,242	2,484
Impairment of long-lived assets	489	593	9,238	816
(Gain) loss on disposal of assets	88	(121)	(496)	(1)
Mark-to-market on derivatives	3,240	6,002	954	5,086
Total costs and expenses	244,781	279,953	783,499	878,568

Loss from operations	(5,903)	(5,051)	(29,167)	(7,638)

Other income (expense):
Interest to affiliates, net	(371)	-	(546)	-
External interest expense	(7,928)	(8,157)	(23,281)	(27,864)
Deferred financing costs	(607)	(525)	(1,852)	(1,737)
Interest income	74	25	140	398
Gain (loss) on redemption of notes	-	9	-	(7,140)
Income from equity method investment in AAG	-	-	-	8,937
Gain (loss) on sale of equity method investment in AAG	-	(19)	-	51,223

Income (loss) before income taxes	(14,735)	(13,718)	(54,706)	16,179

Income tax provision (benefit)	1,573	(407)	(5,546)	6,115

Net income (loss)	$(16,308)	$(13,311)	$(49,160)	$10,064

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the three months ended September 28, 2008 as compared to the three months ended September 30, 2007:

(in thousands)

	Three months ended September 28, 2008	Three months ended September 30, 2007
Net loss	($16,308)	($13,311)
Add (deduct):
Interest expense (net)	8,225	8,132
Income tax provision (benefit)	1,573	(407)
Depreciation and amortization	9,583	11,222
EBITDA(1)	3,073	5,636

Adjustments:
Stock-based compensation expense(2)	145	192
Impairment of long-lived assets(3)	489	593
(Gain) loss on disposal of fixed assets(4)	88	(121)
Mark-to-market on derivatives(5)	3,240	6,002
Amortization of deferred financing costs(6)	607	525
Gain on redemption of Notes(7)	-	(9)
Loss on sale of equity method investment in AAG(8)	-	19
Change in LIFO reserve(9)	(1,211)	(2,094)
Adjusted EBITDA(1)	$6,431	$10,743

(1) “EBITDA” is net loss before interest expense (net), income tax expense (benefit), depreciation and amortization. “Adjusted EBITDA” is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex’s ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex’s results of operations, because such presentation assists in analyzing and benchmarking the performance and value of Indalex’s business. EBITDA and Adjusted EBITDA are not measures of Indalex’s liquidity or financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as financial measures to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as analytical tools is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex’s business. Indalex’s management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex’s business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2) Represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

(3) Represents non-cash impairments of fixed assets of $0.6 million related to an idled paint line at our Modesto, California facility for the three months ended September 30, 2007. For the three months ended September 28, 2008, represents a $0.4 million impairment related to closure of the Company’s Modesto, California facility and impairment expenses of $49,000 related to the sale-leaseback of the Company’s Connersville, Indiana facility.

(4) Represents non-cash gains and losses on disposals of fixed assets: (i) for the three months ended September 30, 2007, gains of $0.1 million in the normal course of business; and (ii) for the three months ended September 28, 2008, losses of $0.1 million in the normal course of business.

(5) Represents net unrealized losses on the mark-to-market of aluminum hedges, interest rate swaps, and foreign currency contracts.

(6) Represents the amortization of $12.6 million of deferred financing costs related to the issue of the 11½% Notes, and $4.2 million in deferred financing costs related to the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt. In June of 2007, the Company repurchased 11 ½% Notes with an aggregated principal amount of $71.9 million, which resulted in the expense of $2.8 million of deferred financing costs, which were being amortized over eight years during the three months ended July 1, 2007. The expense was included in the statement of income as part of the loss on repurchase of 11 ½% Notes. In addition, the Company incurred $1.0 million in debt issuance costs for the $15.0 million non-amortizing term loan made by Sun Indalex Finance, LLC, an affiliate of the equity sponsor of the Company. This included $0.2 million of affiliated costs expensed during the three months ended June 29, 2008. The remaining costs are being amortized using the straight-line method over the life of the debt.

(7) During the three months ended July 1, 2007, the Company repurchased $71.9 million aggregate principal amount of the 11 ½ % Notes at a 5% premium plus accrued interest. As a result of the repurchase, the Company recorded a loss of $7.1 million, including a repurchase premium of $3.6 million, unamortized debt issue costs of $2.8 million and unamortized discount on the 11 ½ % Notes of $0.7 million. During the three months ended September 30, 2007, the Company reversed $9,000 of this expense.

(8) Represents additional expenses relating to the sale of the Company’s equity method investment in AAG incurred during the three months ended September 30, 2007.

(9) The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out (“FIFO”) method been used, net income would have been $2.1 million lower for the three months ended September 30, 2007, and $1.2 million lower for the three months ended September 28, 2008.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the nine months ended September 28, 2008 as compared to the nine months ended September 30, 2007:

(in thousands)

	Nine months ended September 28, 2008	Nine months ended September 30, 2007
Net income (loss)	($49,160)	$10,064
Add(deduct):
Interest expense (net)	23,687	27,466
Income tax provision (benefit)	(5,546)	6,115
Depreciation and amortization	30,542	33,312
EBITDA(1)	(477)	76,957

Adjustments:
Income from equity method investment in AAG(2)	-	(8,937)
Stock based compensation expense(3)	483	594
Impairment of long-lived assets (4)	9,238	816
Gain on disposal of fixed assets(5)	(496)	(1)
Mark-to-market on derivatives(6)	954	5,086
Amortization of deferred financing costs(7)	1,852	1,737
Loss on redemption of Notes (8)	-	7,140
Dividends from equity method investment in AAG(9)	-	5,895
Gain on sale of equity method investment in AAG(10)	-	(51,223)
Change in LIFO reserve(11)	2,360	(2,467)
Adjusted EBITDA(1)	$13,914	$35,597

(1) “EBITDA” is net loss before interest expense (net), income tax expense (benefit), depreciation and amortization. “Adjusted EBITDA” is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex’s ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex’s results of operations, because such presentation assists in analyzing and benchmarking the performance and value of Indalex’s business. EBITDA and Adjusted EBITDA are not measures of Indalex’s liquidity or financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as financial measures to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as analytical tools is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex’s business. Indalex’s management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex’s business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2) Consists of the Company’s approximately 25% investment in AAG, which was accounted for under the equity method. The Company sold its investment in AAG on May 15, 2007.

(3) Represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

(4) Represents non-cash impairments of fixed assets: (i) for the nine months ended September 30, 2007, an impairment of $0.6 million related to an idled paint line at the Company’s Modesto, California plant and an impairment of $0.2 million related to a surplus handling system at the Company’s Kokomo, Indiana plant; and (ii) for the nine months ended September 28, 2008, represents a $6.3 million impairment related to the sale-leaseback of the Company’s Connersville facility, a $2.5 million impairment related to the closure of the Company’s Modesto, California facility, and a $0.4 million impairment related to the closure of the Company’s Niles, Ohio facility.

(5) Represents non-cash gains on disposals of fixed assets: (i) for the nine months ended September 30, 2007, gains in the ordinary course of business; and (ii) for the nine months ended September 28, 2008, a gain of $0.5 million, primarily related to a gain of $0.4 million related to insurance proceeds from a transformer at the Company’s City of Industry, California facility.

(6) Represents net unrealized losses on the mark-to-market of aluminum hedges, interest rate swaps, and foreign currency contracts.

(7) Represents the amortization of $12.6 million of deferred financing costs related to the issue of the 11½% Notes, and $4.2 million in deferred financing costs related to the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt. In June of 2007, the Company repurchased 11 ½% Notes with an aggregated principal amount of $71.9 million, which resulted in the expense of $2.8 million of deferred financing costs, which were being amortized over eight years during the six months ended July 1, 2007. The expense was included in the statement of income as part of the loss on repurchase of 11 ½% Notes. In addition, the Company incurred $1.0 million in debt issuance costs for the $15.0 million non-amortizing term loan made by Sun Indalex Finance, LLC, an affiliate of the equity sponsor of the Company. This included $0.2 million of affiliated costs expensed during the nine months ended September 28, 2008. The remaining costs are being amortized using the straight-line method over the life of the debt.

(8) For the nine months ended September 30, 2007, represents the loss the Company recorded as a result of the redemption of a portion of the Company’s 11 ½ % Notes. The Company repurchased $71.9 million aggregate principal amount of the 11 ½ % Notes at a 5% premium plus accrued interest. As a result of the repurchase, the Company recorded a loss of $7.1 million, including a repurchase premium of $3.6 million, unamortized debt issue costs of $2.8 million and unamortized discount on the 11 ½ % Notes of $0.7 million.

(9) Represents cash dividends received from AAG. Under the stockholders agreement governing the Company’s prior investment in AAG, AAG was required to distribute not less than 40% of its net realized profits in each fiscal year to AAG and us. The Company was therefore entitled to receive cash dividends equal to the Company’s approximately 25% share of at least 40% of the net realized profits of AAG. However, cash dividends declared in respect of a fiscal period were sometimes paid in a subsequent period. Dividends received in 2007 includes $3.9 million received in respect of earnings for AAG’s fiscal year ended June 30, 2006, and $2.0 million of special dividends received related to the sale of the Company’s equity method investment in AAG on May 15, 2007.

(10) Represents the one-time gain on the sale of the Company’s equity method investment in AAG on May 15, 2007.

(11) The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out (“FIFO”) method been used, net income would have been $2.5 million lower for the nine months ended September 30, 2007, and $2.4 million higher for the nine months ended September 28, 2008.

CONTACT:
Indalex Holdings Finance, Inc.
Patrick Lawlor
patrick_lawlor@indalex.com
847-810-3116
or
Scott Williams
scott_c_williams@indalex.com
847-810-3260